Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Tucson Electric Power Company of our report dated February 25, 2014, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is August 14, 2014, relating to the financial statements and financial statement schedule of Tucson Electric Power Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

May 15, 2015